CATERPILLAR FINANCIAL SERVICES CORPORATION

POWERNOTES®

With Maturities of 9 months or more from Date of Issue

Registration No.  333-124310

Filed Pursuant to Rule 424 (b) (3)

PRICING SUPPLEMENT NO.  694                                                                    Trade Date:  12/05/05

(To Prospectus Supplement dated July 7, 2005 &

  Prospectus dated May 13, 2005)                                                                     Issue Date:   12/08/05

The Date of this Pricing SupplementDecember 05, 2005

SUBJECT TO REDEMPTION OR REPAYMENT

  CUSIP                                                                                                                                    Date and terms of redemption or

     or        Stated                                                                     Interest                                       repayment (including any

Common  Interest                      Price to  Discounts &         Payment     Survivors                  applicable regular or special

  Code      Rate (1)   Maturity  Public (2) Commissions       Frequency       Option   Yes/No     record dates)

14911QQ79   5.55%         12/15/20        100%                 1.95%                Quarterly                        YES          YES               Callable at 100% beginning 12/15/08

                                                                                                                                                                                                                        and quarterly thereafter.

Principal                                                                                  1st Payment             Day

Amount                   Proceeds                  Dealer                            Date                   Count

$573,000.00            $561,826.50            ABN AMRO Inc.        03/15/06                               30/360

Original Issue Discount Note:                                                                           Total Amount of OID:

____  Yes                X    No                                                                                   N/A

The interest rates on the PowerNotes® may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any PowerNotes® offered prior to the effective date of the change.   After the issuance of the PowerNotes® covered by this

Pricing Supplement, $836.962 mm principal amount of PowerNotes® remain available for sale pursuant to the accompanying Prospectus Supplement.

Expressed as a percentage of aggregate principal amount.  Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation sheet.